Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

This Fifth Amendment to Credit Agreement (“Amendment”) dated April 29, 2022 is entered into between DAKTRONICS, INC., a South Dakota corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).

RECITALS:

A.	Lender and Borrower entered into a Credit Agreement dated November 15, 2016, as amended, pursuant to which Lender made certain Revolving Loans to Borrower.

B.	The parties wish to amend the Credit Agreement as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	The following defined terms in Section 1.1 of the Credit Agreement are amended and restated to read:

“Applicable Margin” means the amount specified in the column in the table below that corresponds to the IBD/EBITDA ratio at the time in question:

IBD/EBITDA Ratio	Applicable Margin	Tier
Less than 0.75 to 1.00	185 basis points	1
Greater than or equal to 0.75 to 1.00 but less than 1.50 to 1.00	210 basis points	2
Greater than or equal to 1.50 to 1.00	235 basis points	3

The Applicable Margin shall be determined in accordance with the foregoing table based on the applicable tier as reflected in the then most recent annual or quarterly financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) or (b).  Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such financials of the Borrower and its Subsidiaries is so required.  If the Borrower fails to deliver the financials to the Lender at the time required pursuant to Section 6.1, then beginning on the day after such financials are due the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five (5) days after such financials are so delivered, at which time the Applicable Margin shall be determined based on such financials according to the tables above.

Notwithstanding the foregoing, Tier 1 shall be deemed to be applicable until the Lender’s receipt of the applicable financials for the Borrower’s first full fiscal quarter ending after the Effective Date, and adjustments to the tier then in effect shall thereafter be effected in accordance with the preceding paragraph.

“Change in Law” has the meaning given to such term in Section 3.1 of this Agreement.

“Facility Termination Date” means April 29, 2025, or any earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.

2.	The defined terms “Daily Reset LIBOR Rate” and “Unrestricted, Unencumbered Liquid Assets” are deleted from Section 1.1 of the Credit Agreement.

3.	Section 2.6 of the Credit Agreement is amended and restated to read:

2.6       Interest Rate. Interest on each advance hereunder shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the one-month forward-looking term rate based on SOFR quoted by Lender from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by Lender from time to time) (“Term SOFR”), which shall be that one-month Term SOFR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is not published on such New York Banking Day due to a holiday or other circumstance that Lender deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day. The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Term SOFR Administrator’s Website” means the website or any successor source for Term SOFR identified by CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR). If Lender has determined in its sole discretion that (i) the administrator of Term SOFR, or any relevant agency or authority for such administrator of Term SOFR (or any substitute index which replaces Term SOFR (Term SOFR or such replacement, the “Benchmark”)), has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become permanently unavailable or ceased to exist, Lender will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods.

In the case of Term SOFR, such replacement rate will be Daily Simple SOFR. In the case of a replacement rate other than Term SOFR, Lender may add a spread adjustment selected by the Lender, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. For purposes of this Agreement, (a) “SOFR” means the secured overnight financing rate which is published by the Board of Governors of the Federal Reserve System (together with any committees convened by the Board, the “Board”) and available at www.newyorkfed.org; and (b) “Daily Simple SOFR” means a daily rate based on SOFR and determined by Lender in accordance with the conventions for such rate selected by Lender. In connection with the selection and implementation of any such replacement rate, Lender may make any technical, administrative or operational changes that Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate. Without limitation of the foregoing, in the case of a transition to Daily Simple SOFR, Lender will remove any option to select another rate that may change or is reset on a daily basis, including, without limitation, Lender’s prime rate. Lender does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, Term SOFR. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

4.	Section 3.1 of the Credit Agreement is amended and restated to read:

3.1

Yield Protection; Capital Adequacy. If there shall occur any Change in Law which shall have the effect of imposing on Lender (or Lender’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Lender or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Lender such additional amount as Lender deems necessary to compensate Lender for any increased cost to Lender attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Lender’s capital and/or Lender’s revenue attributable to such extension(s) of credit. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. Lender’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 10 days of demand and, if recurring, as otherwise billed by Lender. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

5.	Section 6.16 of the Credit Agreement is amended and restated to read:

6.16	Financial Covenants.

a.

Adjusted Fixed Charge Coverage Ratio. Commencing with Borrower’s first fiscal quarter in 2022 and thereafter, Borrower will not permit the Adjusted Fixed Charge Ratio, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be less than 2.00 to 1.00.

b.

IBD/EBITDA Ratio. Commencing with Borrower’s first fiscal quarter in 2022 and thereafter, Borrower will not permit the ratio of its IBD plus all outstanding non-cash secured letters of credit and bank guarantees to EBITDA, determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters, to be greater than 2.50 to 1.00.

6.	Borrower represents and warrants that as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

7.	This Amendment does not constitute a novation of the Credit Agreement. Except as modified in this Amendment, all of the terms and conditions of the Credit Agreement will remain in full force and effect.

8.	Borrower acknowledges the Credit Agreement and related Loan Documents are and will remain the legal and binding obligation of Borrower, free of any claim, defense, or offset.

9.	The officers signing on behalf of the Borrower represent and warrant that the execution and delivery of this Amendment has been fully authorized by all necessary corporate action.

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BORROWER: DAKTRONICS, INC. By: /s/ Reece A. Kurtenbach Name: Reece A. Kurtenbach Title: Chief Executive Officer By: /s/ Sheila M. Anderson Name: Sheila M. Anderson Title: Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Marie Fredrickson Name: Marie Fredrickson Title: Senior Vice President